Exhibit 3.1(a)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “VERACYTE, INC.”, FILED IN THIS OFFICE ON THE FIFTH DAY OF NOVEMBER, A.D. 2012, AT 1:36 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4198998 8100	[STATE SEAL]	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
121195479		AUTHENTICATION: 9963281

You may verify this certificate online at corp.delaware.gov/authver.shtml		DATE: 11-05-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:42 PM 11/05/2012
FILED 01:36 PM 11/05/2012
SRV 121195479 - 4198998 FILE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

VERACYTE, INC.

Veracyte, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that:

1.             The name of the Company is Veracyte, Inc. The Company was originally incorporated under the name Calderome, Inc. The date of filing of the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was August 15, 2006. The date of filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was December 1, 2006. The date of filing of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was January 29, 2007. The date of filing of the Second Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was February 14, 2008. The date of filing of a Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was March 7, 2008. The date of filing of a Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was August 13, 2009. The date of filing of the Third Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was June 3, 2010.

2.             This Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.             The text of the Third Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Veracyte, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Bonnie Anderson, a duly authorized officer of the Corporation, on November 5, 2012.

/s/ Bonnie Anderson
Bonnie Anderson
Chief Executive Officer

EXHIBIT A

I.

The name of this company is Veracyte, Inc. (the “Company”).

II.

The address, including street, number, city, and county, of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904; and the name of the registered agent of the Company in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.            The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred thirty-six million one hundred forty-seven thousand nine hundred ninety- nine (136,147,999) shares, seventy-seven million (77,000,000) shares of which shall be Common Stock (the “Common Stock”) and fifty-nine million one hundred forty-seven thousand nine hundred ninety-nine (59,147,999) shares of which shall be Preferred Stock. The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

B.            The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an asif-converted basis).

C.            Twenty-two million three hundred ninety-nine thousand nine hundred ninety-nine (22,399,999) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Twenty-two million seven hundred and forty-eight thousand (22,748,000) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Fourteen million (14,000,000) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred” and together with the Series A Preferred and Series B Preferred, the “Preferred Stock”).

D.            The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.             Dividend Rights.

(a)           Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive on a pari passu basis, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. Any partial payment shall be made ratably among the holders of Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b)           “Original Issue Price” shall mean (i) one dollar ($1.00) per share for the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), (ii) one dollar and twenty-five cents ($1.25) per share for the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and (iii) one dollar and eighty-nine cents ($1.89) per share for the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c)           So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i)           acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii)          acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)         distributions to holders of Common Stock in accordance with Sections 3 and 4.

(d)           In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e)           The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.

2.             Voting Rights.

(a)           General Rights. Each holder of shares of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)           Separate Vote of Preferred Stock. For so long as at least three hundred thousand (300,000) shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds (2/3) of the outstanding Preferred Stock shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)           Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock so as to affect them adversely in a manner different than other classes or series of stock;

(ii)          Any increase or decrease in the authorized number of shares of Preferred Stock or any series of Preferred Stock;

(iii)         Any authorization or any designation, whether by classification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv)        Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof);

(v)         Any increase or decrease in the authorized number of directors;

(vi)        Any Liquidation Event (as defined in Section 3(a) hereof); or

(vii)       Any declaration or payment of any dividend on the Common Stock or Preferred Stock or any redemption, purchase or other acquisition of (or payment into or setting aside of funds for a sinking fund for such purpose) any share or shares of Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

(c)           Election of Board of Directors.

(i)            For so long as at least three hundred thousand (300,000) shares of Series A Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Preferred Stock after the filing date hereof), the holders of Series A Preferred, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)        For so long as any shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Preferred Stock after the filing date hereof), the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii)         The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv)        The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3.             Liquidation Rights.

(a)           Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of each series of Preferred Stock held by them, an amount per share for such series of Preferred Stock equal to the Original Issue Price for such series of Preferred Stock plus all declared and unpaid dividends on such series of the Preferred Stock. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, on a pari passu basis and ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)           After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

4.           Asset Transfer or Acquisition Rights.

(a)           In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to (i) Section 3(a) above or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer. In applying proceeds upon an Acquisition or Asset Transfer pursuant to Section 3(a) that involves installment or contingent payments, the holders of the Preferred Stock will be entitled to an amount, re-calculated at the time of each installment or contingent payment and applied on a cumulative basis, that is the greater of (i) the amounts specified in Section 3(a) and (ii) the amount to which such holder of Preferred Stock would have been entitled to on as as-if-converted to Common Stock basis, taking into account the cumulative installment or contingent payments.

(b)           For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person,

or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c)           In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5.             Conversion Rights.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a)         Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Preferred Stock Conversion Rate then in effect for such series of Preferred Stock (determined as provided in Section 5(b)) by the number of shares of such series of Preferred Stock being converted.

(b)         Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of shares of any series of the Preferred Stock (the “Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price for a series of Preferred Stock by the Preferred Stock Conversion Price for such series of Preferred Stock, calculated as provided in Section 5(c).

(c)          Preferred Stock Conversion Price. The conversion price for each series of Preferred Stock shall initially be the Original Issue Price of such series of Preferred Stock (the “Preferred Stock Conversion Price”). Each such Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references herein to the Preferred Stock Conversion Price for any series of Preferred Stock shall mean the Preferred Stock Conversion Price for such series of Preferred Stock as so adjusted.

(d)         Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of

Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)           Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date of filing of this Fourth Amended and Restated Certificate of Incorporation (the “Filing Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, each Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, each Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, each Preferred Stock Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i)            Such Preferred Stock Conversion Price shall be adjusted by multiplying such Preferred Stock Conversion Price then in effect by a fraction equal to:

(A)         the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)         the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)           If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Preferred Stock Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)          If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Preferred Stock Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g)           Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Filing Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment an provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h)           Sale of Shares Below Preferred Stock Conversion Price.

(i)            If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(t) or 5(g) above, for an Effective Price (as defined below) less than the then effective Preferred Stock Conversion Price for a series of Preferred Stock (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Preferred Stock Conversion Price for such series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Preferred Stock Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A)          the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Preferred Stock Conversion Price, and

(B)          the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which all of the then outstanding shares of Preferred Stock could be converted if fully convened on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)           No adjustment shall be made to any Preferred Stock Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent $0.01 per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Preferred Stock Conversion Price.

(iii)          For the purpose of making any adjustment required under this Section 5(b), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)          For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Preferred Stock Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)          in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)          in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided, that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)          If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)          No further adjustment of any Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, each Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Preferred Stock Conversion Price which would have been in effect for such series of Preferred Stock had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received far issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of any series of Preferred Stock.

(v)           For the purpose of making any adjustment to any Preferred Stock Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)          shares of Common Stock issued upon conversion of any series of the Preferred Stock;

(B)          shares of Common Stock or Convertible Securities issued after the Filing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C)          shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company that is approved by the Board;

(D)          shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Filing Date;

(E)           shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(F)           shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board; and

(G)          any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board and that such transaction is not substantially for equity financing purposes.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(b), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)          In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First

Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance each Preferred Stock Conversion Price shall be reduced to the Preferred Stock Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)            Certificate of Adjustment. In each case of an adjustment or readjustment of any Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Preferred Stock, if such series of Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set form such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) each Preferred Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of each series of the Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(j)            Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)           Automatic Conversion.

(i)            Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Preferred Stock Conversion Price for such series, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Preferred Stock (voting together as a single class on an as-ifconverted basis), or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least forty million ($40,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii)           Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l)            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m)          Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)           Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o)           Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

6.           Redemption. The Preferred Stock shall not be redeemable by the Company.

7.           No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued.

8.           No Preemptive Rights. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

V.

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VI.

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

VII.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.            The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Fourth Amended and Restated Certificate of Incorporation.

B.            Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Fourth Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be requited to adopt, amend or repeal any provision of the Bylaws of the Company.

C.            The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VERACYTE, INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JUNE, A.D. 2013, AT 12:33 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4198998 8100	[STATE SEAL]	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
130777099		AUTHENTICATION: 0512962

You may verify this certificate online at corp.delaware.gov/authver.shtml		DATE: 06-14-13

1

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:36 PM 06/14/2013
FILED 12:33 PM 06/14/2013
SRV 130777099 - 4198998 FILE

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

VERACYTE, INC.

Veracyte, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.             The name of the Company is Veracyte, Inc. The Company was originally incorporated under the name “Calderome, Inc.” The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 15, 2006.

2.             This Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation (“Certificate of Amendment”) was duly adopted in accordance with Section 242 of the DGCL and amends the provisions of the Company’s Fourth Amended and Restated Certificate of Incorporation (“Restated Certificate”). Other than as set forth in this Certificate of Amendment, the Restated Certificate shall remain in full force and effect, without modification, amendment or change.

3.             The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Company pursuant to Section 228 of the DGCL.

4.             Article IV.A is hereby amended and restated in its entirety as follows:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred thirty-seven million (137,000,000) shares, seventy-seven million (77,000,000) shares of which shall be Common Stock (the “Common Stock”) and sixty million (60,000,000) shares of which shall be Preferred Stock. The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.”

5.             Article IV.C is hereby amended and restated in its entirety as follows:

“Twenty-two million three hundred ninety-nine thousand nine hundred ninety-nine (22,399,999) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Twenty-two million seven hundred forty-eight thousand (22,748,000) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Fourteen million eight hundred fifty-two thousand one (14,852,001) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred” and together with the Series A Preferred and Series B Preferred, the “Preferred Stock”).”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation to be signed its duly authorized Chief Executive Officer, as of June 14, 2013.

VERACYTE, INC.

By:	/s/ Bonnie Anderson
Name:	Bonnie Anderson
Title:	Chief Executive Officer

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VERACYTE, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF JUNE, A.D. 2013, AT 1:41 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4198998 8100	[STATE SEAL]	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
130807856		AUTHENTICATION: 0535373

You may verify this certificate online at corp.delaware.gov/authver.shtml		DATE: 06-24-13

1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:48 PM 06/24/2013
FILED 01:41 PM 06/24/2013
SRV 130807856 - 4198998 FILE

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VERACYTE, INC.

Veracyte, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.             The name of the Company is Veracyte, Inc. The Company was originally incorporated under the name “Calderome, Inc.” The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 15, 2006.

2.             This Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation (“Certificate of Amendment”) was duly adopted in accordance with Section 242 of the DGCL and amends the provisions of the Company’s Fourth Amended and Restated Certificate of Incorporation (“Restated Certificate”). Other than as set forth in this Certificate of Amendment, the Restated Certificate shall remain in full force and effect, without modification, amendment or change.

3.             The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Company pursuant to Section 228 of the DGCL.

4.             Article IV.A is hereby amended and restated in its entirety as follows:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred thirty-seven million one hundred eighty-seven thousand seven hundred (137,187,700) shares, seventy-seven million (77,000,000) shares of which shall be Common Stock (the “Common Stock”) and sixty million one hundred eighty- seven thousand seven hundred (60,187,700) shares of which shall be Preferred Stock. The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.”

5.           Article IV.C is hereby amended and restated in its entirety as follows:

“Twenty-two million three hundred ninety-nine thousand nine hundred ninety-nine (22,399,999) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Twenty-two million seven hundred forty-eight thousand (22,748,000) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Fifteen million thirty-nine thousand seven hundred one (15,039,701) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred” and together with the Series A Preferred and Series B Preferred, the “Preferred Stock”).”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation to be signed its duly authorized Chief Executive Officer, as of June 24, 2013.

VERACYTE, INC.

By:	/s/ Bonnie Anderson
Name:	Bonnie Anderson
Title:	Chief Executive Officer